Filed Pursuant to Rule 424(b)(3)
Registration No. 333-84694

PROSPECTUS SUPPLEMENT NO. 2
TO THE PROSPECTUS DATED APRIL 11, 2002

$1,150,000,000

3% Senior Convertible Debentures Due 2021
and the Common Stock Issuable upon Conversion of the Debentures

This prospectus supplement no. 2 supplements information contained in the prospectus, dated April 11, 2002, as supplemented by prospectus supplement no. 1, dated May 17, 2002, covering the resale by the selling security holders of our 3% Senior Convertible Debentures due 2021 and shares of our common stock issuable upon conversion of the debentures. This prospectus supplement no. 2 is not complete without, and may not be delivered or used except in connection with, the prospectus, including any amendments or supplements thereto. The terms of the debentures are set forth in the prospectus.

Investing in the debentures or the common stock into which the debentures are convertible involves risks. Please carefully consider the “Risk Factors” section beginning on page 6 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

This prospectus supplement no. 2 amends the table appearing under the “Selling Security Holders” section beginning on page 41 of the prospectus, as supplemented by prospectus supplement no. 1, by deleting the following selling security holders and their information from such table:

Name of Selling Security Holder	Principal Amount of Debentures Beneficially Owned That May Be Sold	Percentage of Debentures Outstanding	Number of Shares of Common Stock That May Be Sold	Percentage of Common Stock Outstanding
Chrysler Corporation Master Retirement Trust	4,465,000	*	138,578	*
Delta Air Lines Master Trust	1,165,000	*	36,157	*
Delta Pilots D&S Trust	570,000	*	17,690	*
Deutsche Banc Alex. Brown Inc.	9,500,000	*	294,847	*
First Mercury Insurance Company	500,000	*	15,518	*
J.P. Morgan Securities Inc.	14,800,000	1.29%	459,342	*
KBC Financial Products USA Inc.	3,000,000	*	93,109	*
Microsoft Corporation	1,490,000	*	46,244	*
Motion Picture Industry Health Plan—Active Member Fund	310,000	*	9,621	*
Motion Picture Industry Health Plan—Retiree Member Fund	155,000	*	4,810	*
OCM Convertible Trust	2,475,000	*	76,815	*
Partner Reinsurance Company Ltd.	535,000	*	16,604	*
Personalfursorgestiftung Der Geraude—Versicherung Des Kantons Bern	550,000	*	17,070	*
Qwest Occupational Health Trust	145,000	*	4,500	*
Salomon Smith Barney Inc.	3,141,000	*	97,486	*
Silverado Arbitrage Trading, Ltd.	1,000	*	31	*
State Employees’ Retirement Fund of the State of Delaware	1,595,000	*	49,503	*
State of Connecticut Combined Investment Funds	3,495,000	*	108,472	*
UBS AG London Branch	45,000,000	3.91%	1,396,648	*

This prospectus supplement no. 2 supplements the table appearing under the “Selling Security Holders” section beginning on page 41 of the prospectus, as supplemented by prospectus supplement no. 1, by adding the following selling security holders and their information to such table:

Name of Selling Security Holder	Principal Amount of Debentures Beneficially Owned That May Be Sold	Percentage of Debentures Outstanding	Number of Shares of Common Stock That May Be Sold	Percentage of Common Stock Outstanding
Alexandra Global Investment Fund 1, Ltd.	3,000,000	*	93,109	*
Credit Suisse First Boston Corporation	5,000,000	*	155,183	*
Deutsche Bank Securities Inc.	34,300,000	2.98%	1,064,556	*	(a)
First Mercury Insurance Company	280,000	*	8,690	*
J.P. Morgan Securities Inc.	370,000	*	11,483	*	(b)
Jersey (IMA) Ltd.	1,250,000	*	38,795	*
KBC Financial Products USA Inc.	600,000	*	18,621	*
LDG Limited	500,000	*	15,518	*
LibertyView Fund LLC	1,250,000	*	38,795	*
LibertyView Funds L.P.	9,500,000	*	294,847	*
LibertyView Global Volatility Fund	17,500,000	1.52%	543,140	*
Lyxor Master Fund Ref: Arbitex	5,400,000	*	167,597	*
Morgan Stanley Capital Services, Inc.	22,000,000	1.91%	682,805	*
Personalfursorgestiftung Der Gebaude—Versicherung Des Kantons Bern	500,000	*	15,518	*
Ramius LP	167,000	*	5,183	*
RCG Baldwin LP	333,000	*	10,335	*
Rockhaven Premier Dividend Fund	500,000	*	15,518	*
Salomon Smith Barney Inc.	6,297,000	*	195,437	*
Silverado Arbitrage Trading, Ltd.	600,000	*	18,621	*
TQA Master Fund, Ltd.	2,000,000	*	62,073	*
TQA Master Plus Fund, Ltd.	750,000	*	23,277	*
UBS AG London Branch	44,250,000	3.85%	1,373,370	*	(c)

*	Less than 1%.
(a)	Includes 1,531,283 shares of our common stock beneficially owned by Deutsche Bank Securities Inc. in addition to the shares of common stock that it will own upon the conversion of the debentures.
(b)	Includes 137,853 shares of our common stock beneficially owned by J.P. Morgan Securities Inc. in addition to the shares of common stock that it will own upon the conversion of the debentures.
(c)	Includes 865,714 shares of our common stock beneficially owned by UBS AG London Branch in addition to the shares of common stock that it will own upon the conversion of the debentures.

To our knowledge, none of the selling security holders listed in the second table above has, or within the past three years has had, any material relationship with us or our affiliates, except that:

•
Credit Suisse First Boston Corporation acted as a lead manager in the private placement of our debentures, and its affiliate, Credit Suisse First Boston, is the documentation agent and a lender under our Five Year Credit Agreement, dated as of November 5, 1999, as amended, and the documentation agent and a lender under our Amended and Restated 364-Day Credit Agreement, dated as of November 3, 2000, as renewed and amended.

•
An affiliate of Deutsche Bank Securities Inc., Deutsche Banc Alex. Brown Inc., acted as a co-manager in the private placement of our debentures. Another affiliate of Deutsche Bank Securities Inc., Deutsche Bank AG, is a lender under our Five Year Credit Agreement, dated as of November 5, 1999, as amended, and a lender under our Amended and Restated 364-Day Credit Agreement, dated as of November 3, 2000, as renewed and amended.

•
J.P. Morgan Securities Inc. acted as a lead manager in the private placement of our debentures and is the syndication agent under our Five Year Credit Agreement, dated as of November 5, 1999, as amended, and the syndication agent under our Amended and Restated 364-Day Credit Agreement, dated as of November 3, 2000, as renewed and amended. Moreover, its affiliate, JP Morgan Chase Bank (formerly known as The Chase Manhattan Bank), is a lender under our Five Year Credit Agreement, dated as of November 5, 1999, as amended, and a lender under our Amended and Restated 364-Day Credit Agreement, dated as of November 3, 2000, as renewed and amended.

•
An affiliate of Morgan Stanley Capital Services, Inc., Morgan Stanley & Co. Incorporated, served as a lead underwriter in our initial public offering and has, from time to time, provided other financial advisory services to us.

•
Salomon Smith Barney Inc. acted as a lead manager in the private placement of our debentures and is the lead arranger and sole book manager under our Five Year Credit Agreement, dated as of November 5, 1999, as amended, and the lead arranger and sole book manager under our Amended and Restated 364-Day Credit Agreement, dated as of November 3, 2000, as renewed and amended. An affiliate of Salomon Smith Barney Inc., Citicorp USA, Inc., is the administrative agent and a lender under our Five Year Credit Agreement, dated as of November 5, 1999, as amended, and the administrative agent and a lender under our Amended and Restated 364-Day Credit Agreement, dated as of November 3, 2000, as renewed and amended. Another affiliate of Salomon Smith Barney Inc., Citibank, N.A., serves as the trustee under the indenture governing the debentures. Salomon Smith Barney Inc. also serves as administrator for our employee stock purchase plan.

The date of this prospectus supplement no. 2 is September 20, 2002